                                                                     EXHIBIT 2.1



                               STOCK ACQUISITION

                                   AGREEMENT

                                      AND

                            PLAN OF REORGANIZATION





                                    Between



                      National Environmental Service Co.
                                 ("Purchaser")



                                      And


            The Shareholders of Summit Environmental Services, Inc.
                                  ("Sellers")
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                               TABLE OF CONTENTS
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ARTICLE 1  DEFINITIONS.........................................................  -2-
      1.1  Defined Terms.......................................................  -2-
      1.2  References and Titles...............................................  -7-

ARTICLE 2  PURCHASE AND SALE...................................................  -7-
      2.1  Agreement to Purchase and Sell......................................  -7-
      2.2  Purchase Price and Manner of Payment................................  -7-
      2.3  Closing Adjustment..................................................  -8-
      2.4  Closing.............................................................  -9-
      2.5  Taking of Necessary Action; Further Action..........................  -9-

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLERS...........................  -9-
      3.1  Organization........................................................  -9-
      3.2  Certification of Incorporation; Bylaws.............................. -10-
      3.3  Authority and Enforceability........................................ -10-
      3.4  No Violations....................................................... -10-
      3.5  Consents and Approvals.............................................. -10-
      3.6  Financial Statements................................................ -11-
      3.7  Capital Structure................................................... -11-
      3.8  Accounting Matters.................................................. -11-
      3.9  No Undisclosed Liabilities.......................................... -12-
     3.10  Absence of Certain Changes or Events................................ -12-
     3.11  Compliance with Laws, Material Agreements and Permits............... -14-
     3.12  Governmental Regulation............................................. -14-
     3.13  Litigation.......................................................... -14-
     3.14  No Restrictions..................................................... -14-
     3.15  Tax Audits and Settlements.......................................... -15-
     3.16  Taxes............................................................... -15-
     3.17  Employee Benefit Plans.............................................. -16-
     3.18  Employment Contracts and Benefits................................... -17-
     3.19  Labor Matters....................................................... -17-
     3.20  Accounts Receivable................................................. -18-
     3.21  Insurance........................................................... -18-
     3.22  Intangible Property................................................. -18-
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                                      -i-
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     3.23  Environmental Matters............................................... -18-
     3.24  Books and Records................................................... -20-
     3.25  Brokers............................................................. -20-
     3.26  No Vote Required.................................................... -20-
     3.27  No Competing Interest............................................... -20-
     3.28  Investment Representations.......................................... -20-
     3.29  Year 2000........................................................... -22-

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................... -22-
      4.1  Organization........................................................ -22-
      4.2  Certificate of Incorporation; Bylaws................................ -22-
      4.3  Authority and Enforceability........................................ -23-
      4.4  No Violations....................................................... -23-
      4.5  Consents and Approvals.............................................. -23-
      4.6  SEC Documents....................................................... -24-
      4.7  Financial Statements................................................ -24-
      4.8  Capital Structure................................................... -24-
      4.9  Governmental Regulation............................................. -25-
     4.10  Accounting Matters.................................................. -25-
     4.11  Litigation.......................................................... -25-
     4.12  Brokers............................................................. -25-
     4.13  Absence of Certain Changes or Events................................ -25-

ARTICLE 5  COVENANTS........................................................... -25-
      5.1  Conduct of Business by Summit Pending Closing....................... -25-
      5.2  Conduct of Business by Purchaser Pending Closing.................... -27-
      5.3  Access to Assets, Personnel and Information......................... -28-
      5.4  No Solicitation..................................................... -29-
      5.5  Additional Arrangements............................................. -29-
      5.6  Accounting Matters.................................................. -30-
      5.7  Public Announcements................................................ -30-
      5.8  Notification of Certain Matters..................................... -30-
      5.9  Payment of Expenses................................................. -31-
     5.10  Noncompetition...................................................... -31-
     5.11  Resignation of Directors and Termination of Employment Agreements... -31-
     5.12  Waiver of Rights as Shareholders of Purchaser....................... -31-
     5.13  Sale of Competing Interest.......................................... -32-
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                                     -ii-
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     5.14  Preparation of Final Tax Returns for Summit Predecessors............ -32-

ARTICLE 6  CONDITIONS.......................................................... -32-
      6.1  Conditions to Each Party's Obligation to Proceed with Closing....... -32-
      6.2  Conditions to Obligations of Purchaser.............................. -33-
      6.3  Conditions to Obligations of Sellers................................ -33-

ARTICLE 7TERMINATION, AMENDMENTS AND WAIVER.................................... -34-
      7.1  Termination......................................................... -34-
      7.2  Effect of Termination............................................... -34-

ARTICLE 8INDEMNIFICATION....................................................... -35-
      8.1  Effect of Closing................................................... -35-
      8.2  General Indemnification by Sellers.................................. -35-
      8.3  General Indemnification by Purchaser................................ -35-
      8.4  Procedure........................................................... -36-
      8.5  Joint and Several Liability of the Sellers.......................... -37-

ARTICLE 9  MISCELLANEOUS....................................................... -37-
      9.1  Closing............................................................. -37-
      9.2  Survival of Representations and Warranties; Indemnification......... -37-
      9.3  Confidentiality..................................................... -37-
      9.4  Amendment........................................................... -37-
      9.5  Notices............................................................. -37-
      9.6  Counterparts........................................................ -38-
      9.7  Severability........................................................ -38-
      9.8  Entire Agreement; No Third Party Beneficiaries...................... -39-
      9.9  Applicable Law...................................................... -39-
     9.10  No Remedy in Certain Circumstances.................................. -39-
     9.11  Assignment.......................................................... -39-
     9.12  Waivers............................................................. -39-
     9.13  Incorporation....................................................... -40-
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

             STOCK ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

     This Stock Acquisition Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the 10th day of September, 1999, by and among National Environmental Service Co., an Oklahoma Corporation ("Purchaser"); and Wesley Hill, Robert W. Sumner, Bernie Sumner, Ernest P. Blanton and Texas Propane Company, an Oklahoma corporation,((collectively, "Sellers"; each, a "Seller").

                                   Recitals

     A. Purchaser is agreeable to buy and Sellers are agreeable to sell all of the issued and outstanding capital stock of Summit Environmental Services, Inc., an Oklahoma corporation ("Summit"), which term includes the predecessors and subsidiaries of Summit), successor in interest of Summit Environmental Services, L.L.C., an Oklahoma limited liability company, and Applied Geoscience Environmental Services, L.L.C., an Oklahoma limited liability company, upon the terms and subject to the conditions set forth in this Agreement.

     B. For financial accounting purposes, it is intended that the transactions contemplated hereby be accounted for as a pooling of interests.

     C. Purchaser and Sellers desire to make certain representations, warranties, covenants and agreements in connection with such purchase and sale of stock provided for in this Agreement and also to prescribe various conditions to such purchase and sale of stock.

     IN CONSIDERATION of the recitals and the mutual covenants and agreements set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Sections referred to below:

     "Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.

     "Agreement" means this Stock Acquisition Agreement and Plan of Reorganization, as amended, supplemented or modified from time to time.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

     "CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System List.

     "Closing Date" means the date on which the Closing occurs, which date shall be September 10, 1999 or such later date as is agreed upon by the parties.

     "Disclosure Materials" has the meaning set forth in subsection 3.28(a).

     "Disclosure Schedule" means the Disclosure Schedule attached hereto and any documents listed on such Disclosure Schedule and expressly incorporated therein by reference.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Environmental Law" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time applicable to Summit's operations relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials;
(c) occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling treatment or disposal, or operation or reclamation of oil and gas operations or mines.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

     "Governmental Action" means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

     "Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of Summit, Purchaser or Sellers or any of their respective properties or assets.

     "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA; (b) any "hazardous waste" or "solid waste," in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; (g) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (h) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.

     "Lien" means any lien, mortgage, security interest, pledge, deposit, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto, but does not include any production payment obligation.

     "Losses" has the meaning specified in Section 8.2.

     "Material Adverse Effect" means (a) when used with respect to Summit, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Summit or the aggregate value of its assets, would materially impair the ability of Summit to own, hold, develop and operate their assets, or would impair Summit's ability to perform its obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; (b) when used with respect to Purchaser, a result or consequence that would materially adversely affect the condition (financial or otherwise), results of operations or business of Purchaser, including material subsidiaries (taken as a whole), or the aggregate value of their assets, would materially impair their ability (taken as a whole) to own, hold, develop and operate their assets, or would impair its or their ability to perform its respective obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement; and (c) when used with respect to Sellers or any Seller, a result or consequence that would materially adversely affect its or their condition (financial or otherwise), results of operations or business of Sellers or such Seller or the aggregate value of its or their assets, would materially impair its or their ability to own, hold, develop and operate its or their assets, or would impair its or their ability to perform its or their respective obligations hereunder or consummate the transactions contemplated hereby or prevent or materially delay the performance of this Agreement.

     "Permitted Encumbrances" means (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings and if Summit shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the operation and maintenance of properties and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if Summit shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the Disclosure Schedule; (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance and other social security legislation (other than ERISA) which would not, individually or in the aggregate, result in a Material Adverse Effect on Summit; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of Summit or interfering with the ordinary conduct of the business of Summit or rights to any of its assets; (f) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (g) any defects, irregularities or deficiencies in title to the properties that do not adversely affect the value of any asset of Summit by an amount in excess of $10,000; and (h) preferential rights to purchase and Third-Party Consents.

     "Person" means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

     "Purchase Price" has the meaning set forth in Section 2.2.

     "Purchaser" means National Environmental Service Co., an Oklahoma corporation, and successors and assigns permitted under this Agreement.

     "Purchaser Common Stock" means the common stock, par value $.01 per share, of Purchaser.

     "Purchaser Financial Statements" means the audited consolidated financial statements of Purchaser (including the related notes) included (or incorporated by reference) in Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the SEC.

     "Purchaser Indemnitee" has the meaning set forth in Section 8.2.

     "Purchaser Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Purchaser or its subsidiaries.

     "Purchaser SEC Documents" has the meaning specified in Section 4.6.

     "Responsible Officer" means, with respect to any corporation, the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or any Vice President of such corporation.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sellers" means, collectively, Wesley Hill, Robert W. Sumner, Bernie Sumner, Ernest P. Blanton, and Texas Propane Company, an Oklahoma corporation

     "Summit" Summit Environmental Services, Inc., an Oklahoma corporation, successor in interest to Summit Environmental Services, L.L.C., an Oklahoma limited liability company, and Applied Geoscience Environmental Services, L.L.C., an Oklahoma limited liability company, such predecessors and all subsidiaries of any of them.

     "Summit Certificate" means a certificate representing shares of Summit Common Stock.

     "Summit Common Stock" means the common stock, par value $1.00 per share, of Summit.

     "Summit Employee Benefit Plans" has the meaning specified in Section
3.15(a).

     "Summit Financial Statements" has the meaning set forth in Section 2.3.

     "Summit Material Agreement(s)" means any written or oral agreement, contract, commitment or understanding to which any Summit is a party, by which Summit is directly or indirectly bound, or to which any asset of Summit may be subject, involving total value or consideration in excess of $10,000.00.

     "Summit Permits" has the meaning specified in Section 3.11.

     "Summit Representative" means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors), Affiliate or other representative of Summit.

     "Tax Returns" has the meaning specified in Section 3.16(a).

     "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any Tax Return or report.

     "Third-Party Consent" means the consent or approval of any Person other than Summit, Purchaser, a Seller or any Governmental Authority.

     1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.
Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section" and "this subsection," and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words. Terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     As used in the representations and warranties contained in this Agreement, the phrase "to the knowledge" of the representing party shall mean, in the case of Purchaser, that Responsible Officers of such representing Purchaser, individually or collectively, and, in the case of the Sellers, that any of them, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.

                                   ARTICLE 2

                               PURCHASE AND SALE

     2.1 Agreement to Purchase and Sell. At the Closing, Sellers shall sell, assign, and transfer to Purchaser, and Purchaser shall purchase from Sellers, all of the issued and outstanding Summit Common Stock upon the terms and subject to the conditions set forth in this Agreement. Sellers shall at Closing deliver to Purchaser Summit Certificates for all such Summit Common Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed to Purchaser or accompanied by duly executed stock powers in form satisfactory to Purchaser.

     2.2 Purchase Price and Manner of Payment. The purchase price (the "Purchase Price") for all of the outstanding Summit Common Stock shall be 1,500,000 shares of Purchaser Common Stock, subject to adjustment as provided in
Section 2.3. On the Closing Date, Purchaser shall deliver to (i) Sellers stock certificates representing 1,000,000 shares of Purchaser Common Stock free and clear of all liens, claims, charges restrictions, equities or encumbrances of any kind, registered as set forth on Schedule 2.2, and (ii) to Conner & Winters, A Professional Corporation, as escrow agent, stock certificates representing 500,000 shares of Purchaser Common Stock free and clear of all liens, claims, charges restrictions, equities or encumbrances of any kind, registered as set forth on Schedule 2.2; provided, however, that each of the Sellers shall concurrently deliver to the escrow agent stock powers executed in blank to be held and ultimately delivered as provided in Section 2.3 below. Sellers shall have the right to vote the shares held in escrow and to receive any cash dividends that may be declared and paid with respect thereto. The remaining shares comprising the balance of the Purchase Price, as adjusted pursuant to
Section 2.3 below, shall be delivered within 30 days following the completion of the audits and reviews of the financial statements contemplated by Section 2.3 below.

     2.3 Closing Adjustment. (a) After Closing Date, Purchaser shall cause an independent audit to be conducted of the financial statements of Summit Environmental Services, L.L.C. and Applied Geoscience Environmental Services, L.L.C. for the year ended December 31, 1998 and shall cause its independent auditing firm to conduct a review of the financial statements of such limited liability companies for the interim period ended August 25, 1999 (copies of such interim financial statements are attached to the letter of intent entered into by the parties hereto). If as a result of such audits and reviews (and afer taking into account any adjustments or revisions required in connection with the restatement of the Summit Financial Statements so that they conform to generally accepted accounting principles), the aggregate members' equity reflected on the combined balance sheets of both of such limited liability companies as of August 25, 1999 shall be reduced from the amount reflected on the combined balance sheets previously provided to Purchaser, then the Purchase Price shall be reduced by an amount equal to the aggregate amount of any such reduction. For purposes of such reduction, the remaining shares of Purchaser Common Stock to be issued as a part of the Purchase Price shall be deemed to have a value for purposes of this Agreement of $4.00 per share. Consequently, such Purchase Price reduction shall be effected by dividing $4.00 into the aggregate amount of the reductions in the members' equity in such companies and that number shall be subtracted from the number of shares of Purchaser Common Stock otherwise required to be delivered to the Sellers.

          (b) In addition, if any of (i) the accounts receivable reflected on the Summit Financial Statements or which may have been recorded during the period from the date of the Summit Financial Statements to the Closing, and (ii) amounts which become due and payable with respect to work in progress that may have been completed but not invoiced at the time of Closing, have not been collected as of the date of the completion of the audits and reviews of the Summit Financial Statements contemplated by this Section 2.3, then the Purchase Price shall be further reduced by an amount equal to the aggregate amounts of the uncollected accounts and Purchaser shall assign such uncollected accounts receivable to Sellers. Such reduction in the Purchase Price shall be effected in the same manner as provided in the last sentence of Section 2.3(a) above, except that in calculating the number of shares to be reduced, the aggregate amount of such unpaid accounts shall be substituted for the aggregate amount of the reduction in the members' equity referred to therein.

          (c) Not later than 30 days following the completion of the audits and reviews provided for in subsection 2.3(a) above,

                (i) if there is any adjustment in te number of shares to be delivered to the Sellers pursuant to subsection 2.3(a) or 2.3(b) above, the escrow agent shall deliver to the Purchaser the stock certificates with the executed stock powers by which the decrease in the number of shares to be delivered to the Sellers shall be assigned and transferred to the Purchaser, and

                (ii) the Sellers shall then receive certificates evidencing the balance of the 500,000 shares registered in proportion to the ownership percentages set forth in Schedule 2.2.

     The shares evidenced by the certificates delivered to the Sellers pursuant hereto shall be free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind. Notwithstanding anything to the contrary in the foregoing, if the audit and reviews have not been completed within 120 days after the Closing Date (unless a delay beyond such 120 day period is not reasonably avoidable because of the state of the Summit records or books or other reasons caused by Summit, in which event the audit and reviews shall be completed as promptly as reasonably practicable in light of the relevant circumstances), the full amount of the 500,000 shares shall be delivered to the Sellers without set-off or deduction that might otherwise be required by subsections 2.3(a) or 2.3(b).

     2.4 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed by Purchaser and Sellers.

     2.5 Taking of Necessary Action; Further Action. Sellers and Purchaser shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Closing as promptly as commercially practicable. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement all of the parties shall use all reasonable efforts to take all such lawful and necessary action.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller, severally and not jointly, hereby represents and warrants to Purchaser as follows:

     3.1 Organization. Summit (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Summit). Summit does not own any interest in any limited liability company or any general or limited partnership interest in any general or limited partnership.

     3.2 Certification of Incorporation; Bylaws. Copies of the certificate of incorporation and bylaws of Summit have heretofore been delivered to Purchaser, and such copies are accurate and complete as of the date hereof. Summit has no subsidiaries.

     3.3 Authority and Enforceability. Such Seller has the requisite power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

     3.4 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by such Seller and Summit with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of such Seller or Summit under any provision of (a) its certificate of incorporation or Bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to such Seller or to Summit (assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section
3.5 are duly and timely obtained or made), or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Seller or to Summit or any of their respective properties or assets, other than (y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien or any letter of credit disclosed on the Disclosure Schedule, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on such Seller or Summit.

     3.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to such Seller or Summit in connection with the execution and delivery of this Agreement by such Seller or the consummation by such Seller of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Summit; (b) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and (c) such filings and approvals as may be required by any pre-merger notification, securities, corporate or other law, rule or regulation. Except as set forth in the Disclosure Schedule, no Third-Party Consent is required by or with respect to such Seller or Summit in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.6 Financial Statements. The Summit Financial Statements were prepared on a cash basis for tax and fairly present the financial position of Summit as of their respective dates.

     3.7  Capital Structure.

                (a) The authorized capital stock of Summit consists of 50,000 shares of Summit Common Stock, par value $1.00 per share.

                (b) There are as of the execution date of this Agreement issued and outstanding 50,000 shares of Summit Common Stock. Sellers own and as of Closing will own all of the Summit Common Stock then issued and outstanding as set forth in Schedule 2.2. Such Seller owns the shares indicated on Schedule 2.2 free and clear of all Liens, claims, charges, restrictions, equities and encumbrances of any kind and has full power and legal right to sell, assign, transfer and deliver such shares. No shares of Summit Common Stock are held by Summit as treasury stock.

                (c) Except as set forth in or pursuant to Section 3.7(b), there are issued and outstanding (i) no shares of capital stock or other voting securities of Summit, (ii) no securities of Summit or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Summit, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which Summit is a party or by which it is bound obligating Summit to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Summit (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Summit) or obligating Summit to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

                (d) All outstanding shares of Summit capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

                (e) There is no stockholder agreement, voting trust or other agreement or understanding to which Summit is a party or by which it is bound relating to the voting of any shares of the capital stock of Summit, except for the agreements listed in the Disclosure Schedule, all of which will be terminated prior to the Closing.

     3.8 Accounting Matters. To the best knowledge, information, and belief of Sellers, prior to the date hereof, neither Sellers, Summit nor any of their respective Affiliates has taken any action that (without giving effect to any action taken or agreed to be taken by Purchaser or any of its Affiliates) would jeopardize the treatment of the business combination to be effected in connection with this Agreement as a pooling of interests for accounting purposes.

     3.9 No Undisclosed Liabilities. Except as set forth on the Disclosure Schedule, there are no liabilities of Summit of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than
(a) liabilities adequately provided for in the Summit Financial Statements and
(b) liabilities incurred in the ordinary course of business subsequent to August 25, 1999.

     3.10 Absence of Certain Changes or Events. Except as otherwise set forth in the Disclosure Schedule or as contemplated by this Agreement, to the knowledge of Summit and Sellers, since August 25, 1999, Summit has not done any of the following:

                (a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

                (b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other security holders, made any loans or advances or guaranteed any loans or advances to any Person or otherwise incurred or suffered to exist any liabilities;

                (c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

                (d) Cancelled, waived or released any rights or claims against, or indebtedness owed by, third parties;

                (e)  Amended its certificate of incorporation, or bylaws;

                (f) Made or permitted any amendment, supplement, modification or termination of any Summit Material Agreement;

                (g) Made any investment in or contribution, payment, advance or loan to any Person;

                (h) Paid, loaned or advanced any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates;

                (i) Made any material change in any of the accounting principles followed by it or the method of applying such principles;

                (j) Entered into any material transactions (other than this Agreement);

                (k) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, directors or employees of Summit;

                (l) Accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Summit is a party or by which Summit is bound, involving more than $10,000.00 in any individual case or $25,000.00 in the aggregate for all such accelerations, terminations, modifications or cancellations;

                (m) Issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

                (n) Delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

                (o) Canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $10,000.00 individually or $25,000.00 in the aggregate, or outside the ordinary course of business;

                (p) Issued, sold, or otherwise disposed of any of its capital stock or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock except in connection with the formation of Summit Environmental Services, Inc. and the initial capitalization thereof and the merger into it of Summit Environmental Services, L.L.C. and Applied Geoscience Environmental Services, L.L.C.;

                (q) Made any loan to, or entered into any other transaction with, any of its directors, officers, or employees;

                (r) Made or pledged to make any charitable or other capital contribution;

                (s) Made any change in tax elections or the manner taxes are reported;

                (t) Entered into any swap, hedging or similar arrangements which remain open on the date hereof;

                (u)  Accelerated the vesting period of any option or warrant;

                (v) Otherwise been involved in (i) any material failure to act or (ii) any material occurrence, event, incident, action, or transaction outside the ordinary course of business involving Summit;

                (w) Agreed, whether in writing or otherwise, to do any of the foregoing; or

                (x)  Suffered any Material Adverse Effect.

     3.11 Compliance with Laws, Material Agreements and Permits. Summit is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under, (a) its certificate of incorporation or Bylaws,
(b) any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority, or (c) any Summit Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Summit. Summit has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business or the lawful ownership, use and operation of its assets ("Summit Permits"), except for Summit Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Summit. Summit is in compliance with the terms of its Summit Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Summit. No investigation or review by any Governmental Authority with respect to Summit is pending or, to the knowledge of Summit, threatened. To the knowledge of Summit, no party to any Summit Material Agreement is in material breach of the terms, provisions and conditions of such Summit Material Agreement.

     3.12 Governmental Regulation. Summit is not subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

     3.13 Litigation.  Except as otherwise set forth in the Disclosure Schedule,
(a) no litigation, arbitration, investigation or other proceeding of any Governmental Authority is pending or, to the knowledge of Summit, threatened against Summit or its respective assets; and (b) Summit is not subject to any outstanding injunction, judgment, order, decree or ruling (other than routine oil and gas field regulatory orders). There is no litigation, proceeding or investigation pending or, to the knowledge of Sellers or Summit, threatened against or affecting Sellers or Summit that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Sellers or Summit in connection with the transactions contemplated hereby.

     3.14 No Restrictions. Except as otherwise set forth in the Disclosure Schedule, Summit is not a party to (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, (b) any financial arrangement with respect to or creating any indebtedness of Summit to any Person, (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person, (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

     3.15 Tax Audits and Settlements. Except as otherwise set forth in the Disclosure Schedule, none of Summit nor any of the Sellers is a party or subject to any unresolved or incomplete tax audit settlement relating to the operation of Summit or tax returns filed by Summit.

     3.16 Taxes.

          (a) Each of Summit and any affiliated, combined or unitary group of which any such corporation is or was a member, and each of the Sellers as to his personal tax obligations related to the income, gain, loss, deduction and credit of Summit, has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Tax Returns") required to be filed by it or him with respect to any Taxes, except Tax Returns for which proper extensions have been filed, (ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established) for which Summit or he may be liable, and (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

          (b) Except as otherwise set forth in the Disclosure Schedule, (i) no audit or other administrative or court proceeding is presently pending with regard to any federal, state or local income or franchise Taxes for which Summit, or a Seller in connection with the income, gain, loss, deduction or credit claimed by such Seller related to the operation of Summit, would be liable, and (ii) there is no pending request for a ruling from any taxing authority, no outstanding subpoena or request for information by any taxing authority with respect to any Taxes, no proposed reassessment by any taxing authority of any property owned or leased, and no agreement in effect to extend the time to file any material Tax Return or the period of limitations for the assessment or collection of any material Taxes for which Summit, or a Seller in connection with the income, gain, loss, deduction or credit claimed by such Seller related to the operation of Summit, would be liable.

          (c) Except as otherwise set forth in the Disclosure Schedule, (i) there are no Liens on any of the assets of Summit for unpaid taxes, other than Liens for Taxes not yet due and payable, (ii) Summit does not have liability under Treasury Regulation (S) 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than the affiliated group of which Summit is the common parent corporation, (iii) Summit has never been included in an affiliated group of corporations within the meaning of Section 1504 of the Code other than the current affiliated group of which Summit is the common parent corporation, and (iv) Summit is not or has not been a party to any tax sharing agreement between related corporations.

          (d)  [Reserved]

          (e) Summit has made available to Purchaser complete copies of all Tax Returns filed by Summit with respect to any Taxes and all tax audit reports, work papers, statements of deficiencies, and Closing or other agreements with respect thereto with respect to tax years 1997 and 1998.

          (f) Except as otherwise set forth in the Disclosure Schedule, (i) no Summit is not required to treat any of its assets as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, (ii) Summit has not entered into any compensatory agreements which would result in a nondeductible expense pursuant to Section 280G of the Code, (iii) no election has been made under Section 338 of the Code and no events have occurred which would result in a deemed election under
     Section 338 of the Code with respect to any Summit, (iv) no election has been made under Section 341(f) of the Code with respect to Summit, (v) Summit has not participated in any international boycott as defined in Code
     Section 999, (vi) there are no outstanding balances of deferred gain or loss accounts with respect to Summit under Treas. Reg. (S)(S) 1.1502-13 or 1.1502-13T, (vii) no Summit Company has made or will make any election under Treas. Reg. (S) 1.502-20(g)(1) with respect to the reattribution of net operating losses, and (viii) Summit has not or has never conducted branch operations in any foreign country within the meaning of Treas. Reg.(S) 1.367(a)-6T.

          (g) The books and records of Summit, including the Tax Returns made available to Purchaser, contain accurate and complete information with respect to all material tax matters relating to Summit and its predecessors.

     3.17  Employee Benefit Plans.

           (a) The Disclosure Schedule sets forth a complete and accurate list of all "employee benefit plans," as defined in Section 3(3) of ERISA, including severance pay, sick leave, vacation pay, salary continuation for disability, compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by any of Summit or to which Summit contributed or is obligated to contribute (the "Summit Employee Benefit Plans"). Except for the Summit Employee Benefit Plans, Summit does not maintain, or have any fixed or contingent liability with respect to, any employee benefit, pension or other plan that is subject to ERISA.

          (b) There is no material violation of ERISA with respect to the filing of applicable reports, documents and notices regarding any Summit Employee Benefit Plan with any Governmental Authority or the furnishing of such documents to the participants or beneficiaries of the Summit Employee Benefit Plans. With respect to the Summit Employee Benefit Plans, there exists no condition or set of circumstances in connection with the Summit that could reasonably be expected to result in liability reasonably likely to have a Material Adverse Effect on Summit under ERISA, the Code or any applicable law. With respect to the Summit Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of Summit.

          (c) The Summit Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and in accordance with all applicable federal and state laws, and Summit nor any "party in interest" or "disqualified person" with respect to the Summit Employee Benefit Plans, has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of Summit.

     3.18 Employment Contracts and Benefits. Except as otherwise set forth in the Disclosure Schedule or otherwise provided for in any Summit Employee Benefit Plan, (a) Summit is not subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees or any other Person, and (b) no employee of Summit or any other Person owns, or has any right granted by Summit to acquire, any interest in any of the assets or business of Summit.

     3.19 Labor Matters.

          (a) No employees of Summit are represented by any labor organization. No labor organization or group of employees of Summit has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities involving Summit pending with any labor organization or group of employees of Summit.

          (b) Summit is in material compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or Social Security Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Summit.

     3.20 Accounts Receivable. Except as otherwise set forth in the Disclosure Schedule, (a) all of the accounts, notes and loans receivable that have been recorded on the books of Summit are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date and (b) except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offsets or claims of offset.

     3.21 Insurance. Summit maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Summit and owning properties in the same general area in which Summit conducts their businesses. None of such policies or binders was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There are no billed but unpaid premiums past due under any such policy or binder. Except as otherwise set forth in the Disclosure Schedule, (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Summit, there has not occurred any event that might reasonably form the basis of any claim against or relating to Summit that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to Summit.

     3.22 Intangible Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of Summit or for the ownership and operation, or continued ownership and operation, of any of its assets, for which Summit does not hold valid and continuing authority in connection with the use thereof.

     3.23 Environmental Matters. With respect to the assets and operations of Summit, it is represented that:

          (a) Summit has conducted its business and operated its assets, and is conducting its business and operating its assets, and the condition of all facilities and properties (including off-site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased or operated by Summit is, in material compliance with all Environmental Laws;

          (b) Summit has not been notified by any Governmental Authority or other third party that any of the operations or assets of Summit is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

          (c) Neither Summit nor any other Person has filed any notice under any federal, state or local law indicating that (i) Summit is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of Summit;

          (d)  Summit has no material contingent liability in connection with
     (i) the release or threatened release into the environment at, beneath or on any property now or previously owned or leased by Summit, or (ii) the storage or disposal of any Hazardous Material;

          (e) Summit has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly own ed, leased or operated by Summit;

          (f) No property now or previously owned, leased or operated by Summit is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

          (g) Summit is not directly transporting, has not directly transported, is not directly arranging for the transportation of, or has directly transported, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to material claims against such company for remedial work, damage to natural resources or personal injury, including claims under CERCLA;

          (h) There are no sites, locations or operations at which Summit is currently undertaking, or has completed, any remedial or response action relating to any such disposal or release, as required by Environmental Laws; and

          (i) All underground storage tanks and solid waste disposal facilities owned or operated by Summit are used and operated in material compliance with Environmental Laws.

     3.24 Books and Records. All books, records and files of Summit (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Summit of its assets.

     3.25 Brokers. Except as set forth in the Disclosure Schedule, no broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Summit and for which Purchaser, or Summit will have any obligation or liability.

     3.26 No Vote Required. No vote of the holders of any class or series of Summit capital stock or other voting securities is necessary to approve this Agreement and the transactions contemplated hereby.

     3.27 No Competing Interest.  Except as stated in the Disclosure Schedule,
(a) none of Sellers owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, or consultant to, any corporation, partnership, firm, association, or business organization, entity or enterprise which is a supplier or customer of Summit or is in any way associated with or involved in the business conducted by Summit; provided, that ownership of not more than 2% of the capital stock of any corporation listed on a national securities exchange shall not be deemed to be ownership of an interest in such corporation for purposes of this Section 3.26; (b) Sellers and the Responsible Officers, directors and/or employees of Sellers and/or Summit do not own, directly or indirectly, in whole or in part, any property, assets, or right, tangible or intangible (including, but not limited to, any patent, trademark, service mark, trade name, brand name, copyright, pending application for any patent, trademark, service mark, or copyright, invention, process, know-how, formula, design, or trade secret), which is associated with any property, asset, or right owned Summit or which Summit is presently operating or using or the use of which is necessary for their business; and (c) since January 1, 1999, Sellers and the Responsible Officers, directors and employees of Sellers and/or Summit has not, directly or indirectly, engaged in any transaction with the Summit except transactions inherent in the capacities of director, officer, employee, or stockholder.

     3.28 Investment Representations.

          (a) Purchaser has furnished to Sellers copies of Purchaser's Annual Report on Form 10-KSB for the year ended December 31, 1998, Quarterly Report on Form 10-QSB for the calendar quarter ended June 30, 1999, and a copy of the Proxy Statement of Purchaser prepared and distributed by Purchaser in connection with the solicitation of proxies for the annual meeting of the shareholders of Purchaser held during 1999, together with all additional information requested concerning the proposed operations, affairs and current financial condition of Purchaser ("Disclosure Materials"). Such information and access have been available to the extent Sellers consider necessary and advisable to aid Sellers and Sellers have reviewed such information having any and all questions answered in making an intelligent investment decision in Purchaser Common Stock Sellers understand that the securities received could result in the loss of Sellers' entire investment.

          (b) Purchaser Common Stock to be acquired by Sellers will be acquired, solely for the account of Sellers, for investment purposes only and not with a view to the resale or distribution thereof within the meaning of the Securities Act, are not being purchased for subdivision or fractionalization thereof, and Sellers have no contract, undertaking, agreement or arrangement with any person to sell or transfer such shares to any Person and do not intend to enter into such contract or arrangement, provided, however, that any such shares shall remain subject to the restrictions on transfer set forth in this Section 3.28.

          (c) Sellers have such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of their investment in Purchaser Common Stock and in protecting their interests and the securities to be acquired are suitable for their investment therein.

          (d) Sellers are capable of bearing the economic risks of an investment in Purchaser Common Stock, including the complete loss of such investment.

          (e) Sellers understand that Purchaser Common Stock have not been registered under the Securities Act or any applicable state securities acts by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Sections 3(b) or 4(2) thereof, and that Purchaser Common Stock must be held by each Seller indefinitely and each Seller must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

          (f) Sellers are accredited investors as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC.

          (g) Each instrument representing Purchaser Common Stock may be endorsed with the following legends:

              (i) THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE OKLAHOMA SECURITIES ACT. NEITHER THE RECORD NOR THE BENEFICIAL OWNERSHIP OF SAID SHARES MAY BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SAID SHARES UNDER BOTH OF SAID ACTS AND ANY OTHER APPLICABLE STATE SECURITIES LAWS OR RULES UNLESS IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO NATIONAL ENVIRONMENTAL SERVICE CO. EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACTS ARE AVAILABLE WITH RESPECT TO SUCH SALE OR TRANSFER AND SAID SALE OR TRANSFER IS MADE PURSUANT TO AND IN STRICT COMPLIANCE WITH THE TERMS AND CONDITIONS OF SAID EXEMPTIONS.

              (ii) Any other legend required by any state securities laws.

     Purchaser need not register a transfer of legended Purchaser Common Stock, and may also instruct its transfer agent not to register the transfer of Purchaser Common Stock, unless one of the conditions specified in each of the foregoing legends is satisfied.

          3.29 Year 2000. The computer hardware, software, and other electronic systems and devices provided by Summit and developed for Summit's products are Year 2000 Compliant. For purposes of making such determination, Summit shall be entitled to rely upon the assertions of third parties; provided, however, that Summit does not have actual knowledge of any information contrary to such assertions. Year 2000 Compliant means that (i) no value for current date will cause interruption in operation, (ii) date-based functionality will behave consistently for dates prior to, during and after the year 2000, (iii) in all interfaces and data storage, the first two digits in the year of any date will be specified either explicitly or by unambiguous algorithms or inferencing rules and (iv) the year 2000 will be recognized as a leap year. Summit provides this information as a Year 2000 readiness disclosure pursuant to Year 2000 Information and Readiness Disclosure Act Pub. L. 105-271.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     4.1 Organization. Purchaser (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on it).

     4.2 Certificate of Incorporation; Bylaws. Copies of the certificate of incorporation and bylaws of Purchaser have heretofore been delivered to Summit, and such copies are accurate and complete as of the date hereof.

     4.3 Authority and Enforceability. Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, including approval by the board of directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming that this Agreement constitutes a valid and binding obligation of Sellers) constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

     4.4 No Violations. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance by Purchaser with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Purchaser under, any provision of (a) the certificate of incorporation or by-laws of Purchaser, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to Purchaser (assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.4 are duly and timely obtained or made), or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its respective properties or assets, other than

(y) in the case of clause (b) above, any such conflict, violation, default, right, loss or Lien that may arise under Purchaser's bank revolving credit agreement, and (z) in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Purchaser.

     4.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby, except for the following:
(a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser; (b) the compliance with the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby (c) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws; and
(d) such filings and approvals as may be required by any pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (y) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser, and (z) any consent, approval or waiver required by the terms of Purchaser's bank revolving credit agreement.

     4.6 SEC Documents. Purchaser has made available to Sellers a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Purchaser with the SEC since December 31, 1998, and prior to the date of this Agreement (the "Purchaser SEC Documents"), which are all the documents (other than preliminary material) that Purchaser filed or was required to file with the SEC since such date. As of their respective dates, the Purchaser SEC Documents complied in material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and each of the Purchaser SEC Documents is materially and reasonably correct.

     4.7 Financial Statements. The Purchaser Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present, on a material basis in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Purchaser and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Purchaser and its subsidiaries for the periods presented therein.

     4.8  Capital Structure.

     (a) The authorized capital stock of Purchaser consists of 20,000,000 shares of Purchaser Common Stock, par value $.01 per share and 1,000,000 shares of Purchaser preferred stock, par value $1.00 per share.

     (b) As of August 31, 1999, there were issued and outstanding 7,621,652 shares of Purchaser Common Stock and there were 266,991 shares of Purchaser Common Stock held by Purchaser as treasury shares.

     (c) Except as indicated in Section 4.8(b) and the Purchaser SEC Documents, there are outstanding (i) no shares of capital stock or other voting securities of Purchaser, (ii) no securities of Purchaser or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Purchaser, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Purchaser is a party or by which it is bound) obligating Purchaser to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Purchaser (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Purchaser) or obligating Purchaser to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

     (d) All outstanding shares of Purchaser capital stock are, and (when issued) the shares of Purchaser Common Stock to be delivered pursuant to this Agreement will be, validly issued, fully paid and nonassessable and not subject to any preemptive right.

     (e) As of the date hereof there is no, and at the Closing there will not be any, stockholder agreement, voting trust or other agreement or understanding to which Purchaser is a party or by which it is bound relating to the voting of any shares of the capital stock of Purchaser.

     4.9 Governmental Regulation. Neither Purchaser nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or any state public utilities laws.

      4.10 Accounting Matters. To the best knowledge, information, and belief of Purchaser, prior to the date hereof, neither Purchaser nor any of its Affiliates has taken any action that (without giving effect to any action taken or agreed to be taken by Seller, Summit or any of its Affiliates) would jeopardize the treatment of the business combination to be effected in connection with this Agreement as a pooling of interests for accounting purposes.

     4.11 Litigation. There is no litigation, proceeding or investigation pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

     4.12 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder's or other fee or compensation based on any arrangement or agreement made by or on behalf of Purchaser and for which Purchaser or Summit will have any obligation or liability.

     4.13 Absence of Certain Changes or Events. To the knowledge of Purchaser, since December 31, 1998, Purchaser has not suffered any Material Adverse Effect.


                                   ARTICLE 5

                                   COVENANTS

     5.1 Conduct of Business by Summit Pending Closing. Sellers covenant and agree with Purchaser that, from the date of this Agreement until Closing, they will cause Summit to conduct its business only in the ordinary and usual course consistent with past practices to maintain Summit's value, customers, reputation and goodwill. Notwithstanding the preceding sentence, Sellers covenant and agree with Purchaser that, except as specifically contemplated in this Agreement, or as contemplated by the plan of reorganization whereby Summit Environmental Services, L.L.C. and Applied Geoscience Environmental Services, L.L.C. are to be merged into Summit, from the date of this Agreement until Closing, without the prior written consent of Purchaser:

     (a) Summit will not (i) amend its certificate of incorporation or bylaws;
   (ii) split, combine or reclassify any of its outstanding capital stock or equity interests; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock or equity interests; (iv) issue, sell or agree to issue or sell any securities, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock or equity interests; (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or equity interests; (vi) merge or consolidate with, or transfer all or a substantial portion of its assets to, another corporation or other business entity; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (b) Summit will not change its method of accounting for the assets, liabilities, income and expense of Summit from the method used to generate the Summit Financial Statements and other records submitted to Purchaser for review.

     (c) Summit will not (i) acquire any corporation, partnership or other business entity or any interest therein (other than joint operating agreement interests acquired in the ordinary course of business); (ii) sell, lease or sublease, transfer, farmout or otherwise dispose of or mortgage, pledge or otherwise encumber; (iii) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person; (iv) make any material loans, advances or capital contributions to, or investments in, any Person; (v) enter into any Summit Material Agreement or any other agreement not terminable by any of the Summit upon notice of 30 days or less and without penalty or other obligation; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (d) Summit will not (i) permit to be outstanding at any time indebtedness for borrowed money in excess of $450,000.00 in the aggregate; (ii) incur any indebtedness for borrowed money; (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any Person; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     (e) Summit will not (i) enter into or otherwise become liable or obligated under or pursuant to (A) any employee benefit, pension or other plan (whether or nor subject to ERISA), (B) any other stock option, stock purchase, incentive or deferred compensation plans or arrangements or other fringe benefit plan, or (C) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Summit Employee Benefit Plan or any plan, agreement or arrangement described in the Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payments, bonuses or increases in compensation or benefits to, or forgive any indebtedness of, any employee or consultant; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     (f) Summit will neither not dispose of any material amount of assets nor create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

     (g) Summit will (i) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (ii) pay all claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (iii) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Summit Material Agreements.

     (h) Summit will maintain in full force and effect the policies or binders of insurance described in Section 3.21.

     (i) Summit will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement.

     (j) Sellers and Summit will not engage in any practice, take any action or permit by inaction any of their representations and warranties contained in this Agreement to become untrue.

      5.2 Conduct of Business by Purchaser Pending Closing. Purchaser covenants and agrees with Sellers that, from the date of execution of this Agreement until the Closing, except for transactions disclosed by Purchaser to Summit prior to the date hereof, Purchaser shall not take any action which would prevent or materially impair its ability to perform its obligations under this Agreement. From the date of execution of this Agreement until the Closing, without the prior written consent of Sellers, Purchaser will not (i) split, combine or reclassify any of its outstanding capital stock without proportionately adjusting the number of shares of Purchaser Common Stock to be delivered to Sellers pursuant to this Agreement; (ii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (iii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. Purchaser will at all times preserve and keep in full force and effect its corporate existence and rights and franchises material to its performance under this Agreement. Purchaser will not engage in any practice, take any action or permit by inaction, any of the representations and warranties contained in this Agreement to become untrue.

      5.3 Access to Assets, Personnel and Information.

(a) From the date hereof until the Closing, Sellers shall cause Summit to afford to Purchaser and the Purchaser Representatives, at Purchaser's sole risk and expense, reasonable access to any of the assets, books and records, contracts, facilities, audit work papers, payroll records and personnel performance and employment history of Summit and any of the directors and officers of Summit and shall, upon request, furnish promptly to Purchaser (at Purchaser's expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning Summit (or any of its assets) that is within the possession or control of Summit. During such period, Summit will make available to a reasonable number of Purchaser Representatives adequate office space and facilities at the principal office facility of Summit in Enid, Oklahoma.

     (b) Sellers shall cause Purchaser and the Purchaser Representatives to have the right and opportunity to make a reasonable environmental and physical assessment of the assets of Summit and, in connection therewith, shall have the right to enter and reasonably inspect such assets and all buildings and improvements thereon and generally conduct such tests, examinations, investigations and studies as Purchaser reasonably deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials. Summit shall be provided

24 hours prior notice of such activities, and Summit Representatives shall have the right to witness all such tests and investigations. Purchaser shall (and shall cause the Purchaser Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Purchaser Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Summit of the determination of the need for disclosure.

     (c) From the date hereof until the Closing, Sellers shall fully and accurately disclose, and shall cause Summit, to fully and accurately disclose, to Purchaser and the Purchaser Representatives all information that is (i) reasonably requested by Purchaser or any of the Purchaser Representatives, (ii) known to any of the Sellers or Summit, and (iii) relevant in any manner or degree to the value, ownership, use, operation, development or transferability of the assets of Summit.

     (d) From the date hereof until the Closing, Purchaser shall (i) furnish to Sellers promptly upon receipt or filing (as the case may be), a copy of each communication between Purchaser and the SEC after the date hereof relating to this Agreement and each report, schedule, registration statement or other document filed by Purchaser with the SEC after the date hereof relating to this Agreement, and (ii) promptly advise Sellers of the substance of any oral communications between Purchaser and the SEC relating to this Agreement or the Registration Statement.

     (e) Sellers shall (and shall cause Summit and its directors and officers to) fully cooperate in all reasonable respects with Purchaser and the Purchaser Representatives in connection with Purchaser's examinations, evaluations and investigations described in this Section 5.3.

     (f) Sellers agree that they will not (and shall cause the directors and officers of Summit not to), and Purchaser agrees that it will not (and will cause the officers of Purchaser not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

     (g) Sellers agree that they will (and shall cause the directors and officers of Summit to) furnish such accounting information and reports to the extent Purchaser deems necessary to enable to perform its public reporting obligations and to satisfy the disclosure requirements under Exchange Act and the rules and regulations promulgated by the SEC.

     5.4  No Solicitation.

     (a) Immediately following the execution of this Agreement, Sellers shall (and shall cause Summit and each of the directors and officers of Summit to) terminate any and all existing activities, discussions and negotiations with third parties (other than Purchaser) with respect to any possible transaction involving the acquisition of Summit, or all or any material portion of the assets or business of Summit, whether by merger, purchase or assets, tender offer, exchange offer or otherwise or the merger or other business combination of Summit with or into any such third party.

     (b) Sellers shall not (and shall cause Summit and the directors and officers Summit not to) solicit, initiate or knowingly encourage the submission of, any offer or proposal to acquire all or any part of Summit or all or any material portion of the assets or business of Summit (other than the transactions contemplated by this Agreement), whether by merger, purchase of assets, tender offer, exchange offer or otherwise.

     5.5 Additional Arrangements. Subject to the terms and conditions herein provided, each of Sellers and Purchaser shall take, or cause to be taken (including actions which Sellers shall cause Summit to take), all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Each of Sellers and Purchaser shall take, or cause to be taken (including actions which Sellers shall cause Summit to take), all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Sellers and Purchaser shall use reasonable efforts (including actions which Sellers shall cause Summit to take) to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

      5.6 Accounting Matters. From and after the date hereof until Closing, (a) neither Sellers, Summit nor any of its Affiliates shall knowingly take or fail to take (or agree thereto) any action, which action or failure to act (without giving effect to any action taken or failure to act on the part of Purchaser or any of its Affiliates) would jeopardize the treatment of the business combination to be effected in connection with this Agreement as a pooling of interests for accounting purposes and (b) neither Purchaser nor any of its Affiliates shall knowingly take or fail to take (or agree thereto) any action, which action or failure to act (without giving effect to any action taken or failure to act on the part of Sellers, Summit or any of its Affiliates) would jeopardize the treatment of the business combination to be effected in connection with this Agreement as a pooling of interests for accounting purposes.

     5.7 Public Announcements. Prior to the Closing, Sellers and Purchaser shall not issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement and Sellers and Purchaser shall not (and Sellers shall cause Summit not to) issue any press release or make any such public statement prior to obtaining the consent of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law; and provided further, that either Sellers, Summit or Purchaser may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such party's previously issued press releases.

     5.8 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser of (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date, or (c) any failure of Sellers or Summit to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by them
hereunder.   Purchaser shall give prompt notice to Sellers of (x) any
representation or warranty contained in Article 4 being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date, or (z) any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     5.9 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not Closing occurs.

     5.10 Noncompetition. Sellers, and each of them, for a period of 36 months following the Closing Date, shall not, directly or indirectly, own, operate, participate in or be connected with, as an officer, consultant, employee, partner, stockholder or otherwise, any business, individual, partnership, firm, corporation or other entity engaged in any business engaged in by Summit or by Purchaser including, but not limited to, manufacturing, selling or distributing products or providing services which are competitive with the products and services of Summit or Purchaser. Nothing herein shall prohibit Sellers from owning not more than five percent of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility. The restrictions described in this paragraph shall apply only with respect to the market areas in which Summit or Purchaser has operations or employees as of the Closing Date. If Summit or Purchaser has operations or employees within a standard metropolitan statistical area as designated by the Federal Government, the term "market area" shall be that standard metropolitan statistical area. In all other cases, the term "market area" shall mean the county where Summit or Purchaser has operations or employees and all of the counties adjacent thereto. Sellers agree that the foregoing restrictions are reasonable both as to time and geographical extent given the nature and scope of Summit's and Purchaser's present businesses. The invalidity or non-enforceability of this subsection in any respect shall not affect the validity or enforceability of this subsection in any other respect or of any other provisions of this Agreement. In the event that any provision of this subsection shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted bylaw, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.

     5.11 Resignation of Directors and Termination of Employment Agreements. Sellers shall cause each of the directors of Summit to resign as a director of Summit effective at Closing. Sellers shall also cause Mr. Harry Bruster and Ms. Kathy Lippert to release their current employment agreements with Summit, with the effect that the employment of such persons shall be terminable at will from and after the Closing Date.

     5.12 Waiver of Rights as Shareholders of Purchaser. Sellers shall not, as holders of Purchaser Common Stock, initiate, assert, assist or support others in asserting (a) any claim or cause of action against Purchaser, and Sellers hereby waive and release and discharge Purchaser from any and all such claims or causes of action, known or unknown, or (b) any proposal to be voted upon by the stockholders of Purchaser; provided, however, nothing in this Section 5.12 shall in any way affect Seller's rights arising under the terms of this Agreement.

     5.13 Sale of Competing Interest. Not later than 30 days after the Closing Date, the Sellers will cause Rhonda Hill, the spouse of Wesley Hill, to dispose of her interest in Whitetail Drilling, L.L.C.

     5.14 Preparation of Final Tax Returns for Summit Predecessors.   Sellers
agree that they will (i) report all income received and all other taxable transactions incurred by Summit Environmental Services, L.L.C. and Applied Geoscience Environmental Services, L.L.C. (The "Summit Predecessors") for all periods through and including August 31, 1999, (ii) file all final Tax Returns with the proper taxing authorities for the Summit Predecessors for all income realized and all other taxable transactions incurred by the Summit Predecessors through and including August 31, 1999, and (iii) pay all Taxes due related to the operations of the Summit Predecessors for the periods through and including August 31, 1999. Purchaser shall (i) report all income received and all other taxable transactions incurred by Summit on or after September 1, 1999, and (ii) file all Tax Returns with the proper taxing authority for Summit Inc for all income received and all other taxable transactions incurred by Summit on or after September 1, 1999 and (iii) pay all Taxes due related to the operations of the Summit for the periods beginning on and after September 1, 1999.

                                   ARTICLE 6

                                  CONDITIONS

     6.1 Conditions to Each Party's Obligation to Proceed with Closing. The respective obligations of each party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

     (a) Approvals. All filings required to be made prior to the Closing with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Purchaser (assuming Closing has taken place) or to materially adversely affect the consummation of the transaction contemplated by this Agreement.

     (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction contemplated by this Agreement shall be in effect.

      6.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Purchaser (subject to any waiver limitation set forth in a particular condition):

     (a) Representations and Warranties. The representations and warranties of Sellers set forth in Article 3 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time and Purchaser shall have received a certificate signed by Sellers to such effect.

     (b) Performance of Covenants and Agreements by Summit. Sellers shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed by Sellers to such effect.

     (c) Legal Opinion. Purchaser shall have received an opinion counsel for Sellers, dated the Closing Date, in form and substance reasonably acceptable to Purchaser, covering the subjects set forth in Sections 3.1, 3.4, 3.5 3.7(a) and 3.11.

     (d) Accounting Treatment. Purchaser shall not have become aware of any facts or circumstances that, individually or in the aggregate, would jeopardize (in Purchaser's good faith judgment based on the advice of its legal and accounting advisors) the treatment of the business combination to be effected in connection with this Agreement as a pooling of interests for accounting purposes.

     (e) Resignations of Directors.   The directors of Summit shall have
  executed and delivered to Purchaser their resignations as directors of Summit effective at Closing.

      6.3 Conditions to Obligations of Sellers. The obligations of Sellers to proceed with Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Sellers:

     (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects as of the Closing Date as though made on and as of that time, and Sellers shall have received a certificate signed by the chief executive officer or the chief financial officer of Purchaser to such effect.

     (b) Performance of Covenants and Agreements by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate signed by the chief executive officer or the chief financial officer of Purchaser to such effect.

     (c) Legal Opinion. Sellers shall have received an opinion of Conner & Winters, A Professional Corporation, dated the Closing Date, in form and substance reasonably acceptable to Sellers, covering the subjects set forth in Sections 4.1, 4.8 and 4.9.

                                   ARTICLE 7

                      TERMINATION, AMENDMENTS AND WAIVER

      7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by mutual written consent of Sellers and Purchaser;

     (b) by either Sellers or Purchaser if there shall have been entered or rendered against any of Purchaser or Summit, or any of their respective directors or officers, in any action or proceeding referred to in Section 6.1(b), an injunction or a judgment having one of the effects specified in such Section;

     (c) at Purchaser's election, upon written notice from Purchaser, if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of Purchaser within 30 days after written notice is delivered to Sellers: (i) there shall have been any material breach of any of the obligations, covenants, or warranties of Sellers hereunder; or (ii) there shall have been any written representation or statement furnished by Sellers hereunder which, at the time furnished, was false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement; or

     (d) at Seller's election, upon written notice to Purchaser, if any one or more of the following events shall occur and shall not have been remedied to their satisfaction within 30 days after written notice is delivered to
Purchaser: (i) there shall have been any material breach of any of the obligations, covenants, or warranties of Purchaser hereunder; or (ii) there shall have been any written representation or statement furnished by Purchaser hereunder which, at the time furnished, was false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.

      7.2 Effect of Termination. If Purchaser or Sellers terminate this Agreement as provided in Section 7.1, this Agreement will forthwith become void, and there will be no liability or obligation on the part of Sellers or Purchaser or its officers or directors, except as set forth in Section 5.9 (relating to expenses) and except to the extent that such termination results from the breach by a party of any of its covenants or agreements in this Agreement.


                                   ARTICLE 8

                                INDEMNIFICATION

      8.1 Effect of Closing. For a period of one year after the Closing Date, except as provided in this Section, Closing of the transactions contemplated by this Agreement shall not prejudice any claim for damages which any of the parties hereto may have hereunder in law or in equity due to a material default in observance or the due and timely performance of any of the covenants and agreements herein contained or for the material breach of any warranty or representation or convenants hereunder, unless such observance, performance, warranty, representation or convenants is specifically waived in writing by the party making such claim.

      8.2 General Indemnification by Sellers. Sellers shall be liable for, and shall defend, save, indemnify, and hold harmless Purchaser, and its officers, directors, employees, and agents, and each of them (hereinafter individually referred to as a "Purchaser Indemnitee" and collectively as "Purchaser Indemnitees") against and with respect to, (a) any losses, liabilities, claims, diminution in value, litigation, demands, damages, costs, charges, legal fees, suits, actions, proceedings, judgments, expenses, or any other losses (herein collectively referred to as "Losses") that may be sustained, suffered, or incurred by, or obtained against any Indemnitee arising from or by reason of the breach or nonfulfillment of any of the warranties, agreements, covenants or representations made by Sellers in this Agreement, (b) any taxes owed by, or any claims against or absolute or contingent liabilities of (1) Sellers existing on the Closing Date or arising out of pre-Closing or Closing transactions or events and (2) Summit existing prior to September 1, 1999 or arising out of transactions or events occurring prior to September 1, 1999; provided, however, that Sellers shall not be required to indemnify any Purchaser Indemnitee as to
(y) any taxes, claims or liabilities which are reflected in the Summit Financial Statements, or (z) obligations Sellers or Summit are required to perform after the Closing in the ordinary course of business or pursuant to agreements mentioned in or expressly contemplated by this Agreement, and (c) any loss or deficiency resulting from the inability to collect the accounts of Summit referenced in Section 2.3(b) within the time period provided for therein; provided, however, that Purchaser exercises reasonable diligence in its efforts to collect such accounts receivable. It is agreed that the indemnification obligations of Sellers shall be solely for the benefit of Purchaser Indemnitees and may not be enforced by any insurer under any subrogation or similar agreement or arrangement or by any Governmental Authority except as a receiver for any Purchaser Indemnitee.

      8.3 General Indemnification by Purchaser. Purchaser shall be liable for, and shall defend, save, indemnify, and hold harmless the Sellers against and with respect to (a) any Losses that may be sustained, suffered, or incurred by, or obtained against, any Seller arising from or by reason of the breach or nonfulfillment of any of the warranties, agreements, covenants or representations made by Purchaser in this Agreement, and (b) any and all taxes incurred by Summit after its incorporation on September 1, 1999, or arising out of transactions entered into by Summit after September 1, 1999 (provided that such transactions or other events giving rise to any tax liability do not constitute violations or breaches of this Agreement). It is agreed that the indemnification obligations of Purchaser shall be solely for the benefit of the Sellers and may not be enforced by any insurer under any subrogation or similar agreement or arrangement or by any governmental agency except as a receiver for any Seller. For purposes of this Section 8.3, a claim for indemnification hereunder shall be payable only if and to the extent that it can be established that the Loss has had a direct negative effect on the market price of the Purchaser Common Stock. The amount to which any Seller is entitled to recover hereunder is his or her pro rata share of the amount of the Loss suffered which shall be deemed to be that fraction of such amount the numerator of which is the number of shares of Purchaser Common Stock received by such Seller in connection with this Agreement and still owned by such Seller at the time that the claim for indemnification is asserted and the denominator of which is the total number of shares of Purchaser Common Stock outstanding at the time such claim is asserted, but in no event shall the amount of such loss recoverable by a Seller exceed the aggregate of the decline in the market value of the Purchaser Common Stock received by such Seller in connection with this Agreement and which is still owned by him or her at the time the claim for indemnification is asserted.

      8.4 Procedure. For the purposes of this Section 8.4, each Seller shall be an "Indemnitor" with respect to his or her obligation to any Purchaser Indemnitee hereunder and Purchaser shall be an "Indemnitor" with respect to its obligation to any Seller hereunder. The term "Indemnitee" shall refer to either a Purchaser Indemnitee or a Seller, as the context may require. In the event that any claim or demand shall be made or liability asserted against any Indemnitee, or if any litigation, suit, action, or administrative or legal proceedings shall be instituted or commenced in which any Indemnitee is involved or shall be named as a defendant either individually or with others, and if such litigation, claim, demand, liability, suit, action, or proceeding, if successfully maintained, will result in any Losses as defined in Section 8.2, the Indemnitee shall give the Indemnitor written notice thereof within 20 days after it acquires knowledge thereof. If, within 20 days after the giving of such notice, the Indemnitee receives written notice from the Indemnitor stating that the Indemnitor disputes or intends to defend against such claim, demand, liability, suit, action, or proceeding, then the Indemnitor shall have the right to select counsel of its choice and to dispute or defend against or settle such claim at its expense, and the Indemnitee shall fully cooperate with the Indemnitor in such dispute or defense or settlement so long as the Indemnitor is conducting such dispute or defense diligently and in good faith. If no such notice of intent to dispute or defend is received by the Indemnitee within the aforesaid 20-day period, or if such diligent and good faith defense is not being, or ceases to be, conducted, the Indemnitee shall have the right, directly or through one or more of the other Indemnitees, to dispute and defend against the claim, demand, or other liability at the cost and expense of the Indemnitor, to settle such claim, demand, or other liability, together with interest or late charges thereon, and in either event to be indemnified as provided in this Agreement so long as the Indemnitee conducts such defense diligently and in good faith. If any event shall occur that would entitle an Indemnitee to a right of indemnification hereunder, any loss, damage, or expense subject to indemnification shall be the after-tax net loss to the Indemnitee after due allowance for the income tax effect, if any, of amounts to be received by the Indemnitee hereunder, insurance, or offsetting income or assets resulting therefrom.

      8.5 Joint and Several Liability of the Sellers. The liability of the Sellers under Section 8.2 of this Agreement shall be joint and several in proportion to the aggregate amount of Summit Common Stock each such Seller owns as of the date of this Agreement.

                                   ARTICLE 9

                                 MISCELLANEOUS

     9.1 Closing. Subject to the terms and conditions hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Purchaser at 10:00 am., Central Daylight Time, on the Closing Date, or at such other location or time to which the parties hereto may agree.

     9.2 Survival of Representations and Warranties; Indemnification. All representations, warranties, covenants and obligations in this Agreement, and in the schedules hereto, will survive the Closing and the consummation of the transactions contemplated hereby. The right to indemnification, payment of damages or other remedy hereunder or at law based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.
The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

     9.3 Confidentiality. Except as may be required to comply with applicable law and regulations or to obtain required regulatory approvals to consummate this transaction, whether state, federal or foreign, each of the parties hereto will use its best efforts to keep confidential any and all information relating to this transaction and to one another and will instruct its officers, employees and other representatives having access to such information of such obligation of confidentiality. In the event the transactions contemplated herein are not consummated, each of the parties hereto shall return all documents, including any copies thereof, to the party which provided the same.

     9.4 Amendment. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

      9.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally, by facsimile transmission or by registered or certified mail (postage prepaid and return receipt requested) and shall be deemed given when received (or, if mailed, five business days after the date of mailing) at the following addresses or facsimile transmission numbers (or at such other address or facsimile transmission number for a party as shall be specified by like notice):

     (a)  If to Purchaser :

          National Environmental Service Co.
          12331 East 60/th/ Street
          Tulsa, Oklahoma 74146
          Attention: Eddy Patterson
          Fax: (918) 250-1418

          with a copy (which shall not constitute notice) to

          Conner & Winters, A Professional Corporation
          3700 First Place Tower
          15 East Fifth Street
          Tulsa, Oklahoma 74103-4344
          Attention:  Lynnwood R. Moore, Jr.
          Fax: (918) 586-8548

     (b)  If to Sellers:

          Wesley Hill,
          1625 West Owen K. Garriott
          Suite D
          Enid Oklahoma 73703
          Fax: (580 ) 233-8446

          with a copy (which shall not constitute notice) to:

          Gungoll, Jackson, Collins & Box, P.C.
          P.O. Box 1549
          Enid, Oklahoma 73702
          Attention:  Craig Riffel
          Fax: (580) 233-1284

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     9.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the parties in connection with this Agreement) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns and does not confer on any other person any rights or remedies hereunder.

     9.9 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Oklahoma regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7.

     9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, its rights, interests and obligations hereunder to any Person, provided that Purchaser shall notify Sellers of any such assignment and remain responsible for all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.12 Waivers. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

     9.13 Incorporation. The Disclosure Schedule referred to herein is attached to and by this reference incorporated herein for all purposes.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

"Sellers"                           "Purchaser"

                                    National Environmental Service Co.


_________________________________   By:________________________________________
Wesley Hill                            Eddy Patterson, Chairman of the Board
                                       of Directors and Chief Executive Officer
_________________________________
Robert W. Sumner

_________________________________
Bernie Sumner

_________________________________
Ernest P. Blanton

Texas Propane Company, an Oklahoma
corporation

By:______________________________
     Ernest P. Blanton, President